Exhibit 10.2

PROMISSORY NOTE TO RICHARD JAGODNIK

US $95,000	March 18, 2014

FOR VALUE RECEIVED, Pacific Gold Corp., (“Maker”) and its subsidiaries, hereby promises to pay to the order of Richard Jagodnik, 21 Rue Malta, D.D.O., QC, Canada H9B 2B6, (“Payee”), in lawful money of the United States, the principal sum of $95,000, together with interest on the unpaid balance hereof from March 18, 2014 at the rate of 10% per annum. Payment of principal and interest shall be made on January 2, 2016.

This Promissory Note may be prepaid at any time in whole or from time to time in part, in each case without premium or penalty, but with interest on the amount prepaid to the date of prepayment.

The Payee shall have the right, but not the obligation, to convert this note, and any interest due on this note, into common shares of the Maker at a price of $0.004 per share at any time upon demand to the Maker. The Payee may convert any portion of the then outstanding, at the date of conversion, principal or interest into common shares, leaving the balance of the principal and interest not converted into common shares as still due under this note.

The Payee shall have the right to assign this note, in whole or in part, and any payments or conversion rights due under this note, to any third party, on 3 business days notice to the Maker.

The entire unpaid principal amount of this Promissory Note shall become immediately due and payable without demand on the happening of any one or more of the following events:

(a)

failure of the Maker to make any payment of principal and/or interest hereon within five days after such payment is due; or

(b)

the dissolution, liquidation, termination, sale or cessation of Maker or the business of the Maker (“Business”), or

(c)

the filing of a petition by or against the Maker or Business under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act or any assignment by the Maker or the Business for the benefit of creditors.

Maker and all other parties liable herefor, whether principal, endorser, or otherwise, hereby jointly and severally (i) waive presentment, demand for payment, notice of dishonor, notice of protest and protest and all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guaranty of this Promissory Note, (ii) waive recourse to suretyship defenses generally, including extensions of time, releases of security and other indulgences which may be granted from time to time by holder of this Promissory Note to Maker or any party liable herefor, and (iii) waive any right to a jury trial and agree to pay all costs and expenses, including reasonable attorneys’ fees, in connection with the enforcement or collection of this Promissory Note.

Nothing contained in this Promissory Note or in any other agreement between Maker and Payee shall require Maker to pay, or the Payee to accept, interest in an amount which would subject the Payee to any penalty or forfeiture under applicable law.  In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under applicable law.  Should the Payee of this Note receive any payment which is or would be in excess of that permitted to be charged under such applicable law, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the principal balance outstanding on this Promissory Note.

This Promissory Note and any other document or agreement executed in connection herewith shall be construed in accordance with the substantive laws of the State of New York without regard to any principles of conflicts of law.

PACIFIC GOLD CORP. (MAKER)

By:	/s/ Robert Landau
Robert Landau, CEO and Director

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